EXHIBIT 2.2




         AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT

     THIS AMENDMENT TO STOCK AND ASSET PURCHASE AGREEMENT (hereinafter called this "Amendment"), is entered into as of July 18, 1996, between Rockwell International Corporation, a Delaware corporation ("Seller"), and Goss Graphic Systems, Inc., a Delaware corporation ("Buyer"), and is made with reference to that certain Stock and Asset Purchase Agreement dated as of April 26, 1996 (the "Purchase Agreement") between
Seller and Buyer (collectively, the "Parties"). Capitalized terms used herein shall have the meanings assigned in the Purchase Agreement unless otherwise defined herein.

     WHEREAS, the Parties desire to amend the Purchase Agreement as set forth herein.

     NOW, THEREFORE in consideration of the premises and of the agreements herein contained and for other good and valuable consideration, the Parties agree as follows:

     1.  Purchase Price.  Section 3(a) is hereby amended by
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deleting the first two sentences thereof in their entirety and substituting in place thereof the following:

     "Subject to the terms and conditions set forth herein, in consideration for the sale, assignment, conveyance, transfer and delivery of the Shares and the Assets, Buyer will, at the Closing (i) pay to Seller, by wire transfer of immediately available U.S. Dollars to Seller's bank account at Mellon Bank, N.A., Pittsburgh, Pennsylvania, Account No. 102-3474, an amount equal to the Cash Consideration (as defined below), (ii) deliver to Seller, 47,500 shares of Redeemable Preferred Stock with an aggregate liquidation preference of $47.5 million (the "Preferred Stock") in form and substance mutually acceptable to the parties having the terms set forth in the Term Sheet attached hereto as Exhibit D registered in the name of Seller or an Affiliate of Seller (the Preferred Stock and the Cash Consideration being collectively referred to as the "Purchase Price"), and (iii) assume the Assumed Liabilities. For purposes of this Agreement, the term "Cash Consideration" shall mean the amount equal to the remainder of (i) the sum of (A) U.S.
                         ---------            ---
     $552.5 million, plus (B) the aggregate amount of interest on
                     ----
     each Customer Note which is not more than 60 days past due with respect to interest thereon accrued (but not yet received) from the date of the last interest payment thereon through and including the day preceding the Closing Date as set forth on a statement delivered by Seller to



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     Buyer on the Closing Date (the "Closing Purchase Price
     Notice"), plus (C) an amount equal to fifty-percent of the
               ----
     amount obtained by Buyer in respect of the financing of Customer Notes in excess of the difference between (x) U.S.$170 million, less (y) the amount described in clause (ii)
     (A) below, minus (ii) the sum of (A) the amount of all
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     payments with respect to principal (up to an aggregate
     amount equal to U.S.$170 million) actually received by
     Seller or any of its Subsidiaries in respect of any Customer Notes (other than those which are included in the New Note Principal Amount (as defined in Section 3 (b) (i)) or would be so included if not paid in full prior to the close of business on the day preceding the Closing Date) between
     March 1, 1996 and the close of business on the day preceding the Closing Date as set forth on the Closing Purchase Price Notice, plus (B) the aggregate amount of prepaid interest on
             ----
     each Customer Note actually received by Seller or its Subsidiaries between the date hereof and the day preceding the Closing Date (and before the due date for such interest) to the extent it was not earned for periods through and including the day preceding the Closing Date as set forth on the Closing Purchase Price Notice."

     2.  Preferred Stock.  The Purchase Agreement is hereby
         ---------------
amended by adding the Preferred Stock Term Sheet, attached as Annex A hereto, as Exhibit D to the Purchase Agreement.

     3.  Post Closing Adjustment.  Section 3 (c) (i) is hereby
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amended by deleting all references to the phrase "Purchase Price"
as they appear throughout such Section and substituting in each case in place thereof the phrase "Cash Consideration".

     4.  Closing Deliveries of Buyer.  Section 4 (c) is hereby
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amended by deleting the phrase "Purchase Price" and substituting in place thereof "Cash Consideration and Preferred Stock".
Section 4 (c) is hereby further amended by (i) deleting the word "and" before the phrase "(iii)" and substituting "," therefor and
(ii) adding to the end thereof the phrase "and (iv) the written agreement of Stonington Capital Appreciation 1994 Fund L.P. ("Stonington"), in form and substance reasonably satisfactory to the Parties, stating that in the event that (i) Stonington or its Affiliates transfer (other than to an Affiliate) such number of shares of capital stock of GGS Holdings, Inc. ("Holdings") in one or more transactions (including transfers of shares of capital stock of Holdings held on the Closing Date or thereafter acquired, but excluding such shares acquired from Holdings after the Closing Date (other than in exchange for other capital stock of Holdings) at the fair market value thereof) as is equal to or greater than 5% of its shares of common stock of Holdings held on the Closing Date and (ii) Holdings



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fails to satisfy its obligations under the heading "Mandatory
Redemption" of the Preferred Stock Term Sheet, then Stonington shall promptly purchase such number of shares of Preferred Stock (and dividends in Preferred Stock paid thereon) from Seller (or a transferee who obtains such shares from Seller in accordance with the restrictions set forth under the heading "Transfer Restrictions" of the Preferred Stock Term Sheet) for its full liquidation preference, together with accrued and unpaid dividends as is equal to the net proceeds in such transfers."

     5.  Funds.  Section 6(h) is hereby amended by deleting the
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phrase "Purchase Price" and substituting in place thereof "Cash
Consideration".

     6.  Termination. Section 16 (a) (iv) is hereby amended by
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deleting the phrase "August 26, 1996" and substituting in place thereof "October 15, 1996".

     7.  Financing Facilities.  Schedule 6 (h) to the Purchase
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Agreement is hereby amended by deleting the financing letter dated April 29, 1996 from Bankers Trust Company, The Bank of Nova Scotia and Credit Suisse and substituting in place thereof the bank financing letter attached hereto as Annex B and by adding the confirmatory letter attached hereto as Annex C relating to the "highly confident" letter from CS First Boston Corporation dated April 26, 1996.

     8.  Effect.  Except as specifically provided for herein the
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Purchase Agreement shall otherwise remain in full force and effect.

     9.  Counterparts.  This Amendment may be executed in two or
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more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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     IN WITNESS WHEREOF, the Parties hereto have caused this
Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                         ROCKWELL INTERNATIONAL CORPORATION

                         By:   /s/ Robert R. Lind
                            -------------------------------------
                              Name:     Robert R. Lind
                              Title:    Vice President,
                                        Corporate Development

                         GOSS GRAPHICS SYSTEMS, INC.

                         By:   /s/ Robert J. Mylod
                            -------------------------------------
                              Name:     Robert J. Mylod
                              Title:    Vice President